As filed with the Securities and Exchange Commission on June 17, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TTM TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	91-1033443
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

200 East Sandpointe, Suite 400 Santa Ana, California	92707
(Address of registrant’s principal executive offices)	(Zip Code)

TTM Technologies, Inc. Equity Advantage Match Plan

(Full title of the plan)

Daniel J. Weber, Esq.

Executive Vice President, Chief Legal Officer, and Secretary

200 East Sandpointe, Suite 400

Santa Ana, California 92707

(714) 327-3000

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Ruben K. Chuquimia, Esq.

Eric S. Wu, Esq.

Polsinelli PC

7676 Forsyth Boulevard, Suite 800

St. Louis, Missouri 63105

(314) 889-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of this Registration Statement is omitted in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The document(s) containing the information required by this Part I will be sent or given without charge to participants in the TTM Technologies, Inc. Equity Advantage Match Plan in accordance with Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These document(s) and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are hereby incorporated by reference into this Registration Statement:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2025, filed with the Commission on February 17, 2026 (File No. 000-31285);

•

The information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the fiscal year ended December  29, 2025 from the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 19, 2026 (File No. 000-31285);

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2026 filed with the Commission on May 1, 2026 (File No. 000-31285);

•

The Company’s Current Reports on Form 8-K filed with the Commission on February 2, 2026 (only with respect to Item 5.02 therein) (File No. 000-31285), May 8, 2026 (File No. 000-31285) and June 3, 2026 (File No. 000-31285), and the Company’s Form 8-K/A filed with the Commission on May 8, 2026 (File No. 000-31285); and

•

The Company’s description of its Common Stock contained in Exhibit 4.2 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2024, filed with the Commission on February 21, 2025 (File No. 000-31285), including any subsequently filed amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K), unless expressly stated otherwise therein after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such amendment.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The certificate of incorporation and bylaws of the Registrant provide that the Registrant will indemnify and advance expenses, as permitted by the Delaware General Corporation Law, to each person who is or was a director or officer of the Registrant, or who serves or served as a director, officer, employee or agent of any other enterprise or organization at the request of the Registrant (an “Indemnitee”).

Under Delaware law, to the extent that an Indemnitee is successful on the merits in defense of a suit or proceeding brought against him or her by reason of the fact that he or she is or was a director, officer, or agent of the Registrant, or serves or served any other enterprise or organization at the request of the Registrant, the Registrant shall indemnify him or her against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action.

If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, an Indemnitee may be indemnified under Delaware law against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

If unsuccessful in defense of a suit brought by or in the right of the Registrant, or where the suit is settled, an Indemnitee may be indemnified under Delaware law only against expenses (including attorneys’ fees) actually and reasonably incurred in the defense or settlement of the suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that if the Indemnitee is adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Registrant, he or she cannot be made whole even for expenses unless a court determines that he or she is fully and reasonably entitled to indemnification for such expenses.

Also under Delaware law, expenses incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Registrant. The Registrant may also advance expenses incurred by other employees and agents of the Registrant upon such terms and conditions, if any, that the Board of Directors of the Registrant deems appropriate.

In addition, the Registrant has entered into indemnification agreements that require the Registrant to indemnify the directors, officers, and certain other representatives of the Registrant against expenses and certain other liabilities arising out of their conduct on behalf of the Registrant to the maximum extent and under all circumstances permitted by law.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his capacity as such.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

5.1*	Legal Opinion of Polsinelli PC.

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Polsinelli PC (included in Exhibit No. 5.1).

24.1	Power of Attorney (included as part of signature page to this Registration Statement).

99.1	TTM Technologies, Inc. Equity Advantage Match Plan (incorporated by reference to Exhibit 10.1 filed with the Company’s Current Report on Form 8-K filed on May 8, 2026 (File No. 000-31285)).

107*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on June 17, 2026.

TTM TECHNOLOGIES, INC.

By:	/s/ Daniel J. Weber
Name:	Daniel J. Weber
Title:	Executive Vice President, Chief Legal Officer & Secretary

KNOW ALL PERSONS BY THE PRESENTS, that each person whose signature appears below constitutes and appoints each of Daniel L. Boehle and Daniel J. Weber, or any one of them, his or her true and lawful attorney-in-fact with full power of substitution, for his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and all documents or instruments necessary or appropriate to enable the Registrant to comply with the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents, and each of them, full power and authority to do so and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 17, 2026.

Name	Title

/s/ Edwin Roks Edwin Roks	President, Chief Executive Officer, and Director (Principal Executive Officer)

/s/ Daniel L. Boehle Daniel L. Boehle	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Rex D. Geveden Rex D. Geveden	Chairman of the Board

/s/ Wajid Ali Wajid Ali	Director

/s/ Julie S. England Julie S. England	Director

/s/ Philip G. Franklin Philip G. Franklin	Director

/s/ Pamela B. Jackson Pamela B. Jackson	Director

/s/ Daniel G. Korte Daniel G. Korte	Director

/s/ Chantel E. Lenard Chantel E. Lenard	Director

/s/ Ryan D. McCarthy Ryan D. McCarthy	Director